Exhibit 99.1

Artiva Biotherapeutics Reports Full Year 2025 Financial Results and Recent Business Highlights

Initial clinical response data for AlloNK® in refractory rheumatoid arthritis (RA) expected in first half of 2026

U.S. Food and Drug Administration (FDA) interaction to discuss potential pivotal trial design for AlloNK expected in first half of 2026

Strengthened board and executive leadership with deep immunology, commercial and financial expertise

Robust balance sheet with cash, cash equivalents and investments of $108.0 million as of December 31, 2025, expected to fund operations into Q2 2027

SAN DIEGO, March 10, 2026 -- Artiva Biotherapeutics, Inc. (Nasdaq: ARTV) (Artiva), a clinical-stage biotechnology company whose mission is to develop effective, safe and accessible cell therapies for patients with devastating autoimmune diseases and cancers, today announced financial results for the full year ended December 31, 2025, and highlighted recent progress.

“2025 was a year of strong execution as we advanced our AlloNK program, successfully enrolling patients in community settings across autoimmune indications and prioritizing refractory RA as our lead indication,” said Fred Aslan, M.D., president and chief executive officer of Artiva Biotherapeutics. “AlloNK has the potential to redefine the treatment paradigm for refractory RA by combining the durable efficacy of deep B-cell depletion with an outpatient-ready profile suitable for community rheumatology practices.”

Dr. Aslan continued, “In 2026, our focus is to advance AlloNK from an early clinical program in the deep B-cell depletion space to what could become the first therapy in this class to initiate a registrational trial in RA, the autoimmune disease with the largest refractory population. We look forward to sharing initial clinical response data and engaging with the FDA on a potential pivotal trial design in refractory RA in the first half of 2026.”

Recent Business Highlights

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Prioritized refractory RA as lead indication: Received FDA Fast Track designation for AlloNK in refractory RA and prioritized RA as the program’s lead autoimmune indication.
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Despite multiple approved biologic and targeted synthetic disease-modifying anti-rheumatic drugs (b/tsDMARDs), there are more than 150,000 RA patients in the U.S. who have failed at least two prior therapies. Real-world data suggest ACR50 response rates at six months are typically in the 10 – 20% range, underscoring the significant unmet need and opportunity for AlloNK plus rituximab to drive deeper and more durable responses with a single treatment cycle.
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Artiva has successfully enrolled refractory RA patients across dose levels and will provide initial clinical response data from at least 15 patients, most of whom are expected to have six or more months of follow-up, in the first half of 2026.
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Demonstrated deep and consistent B-cell depletion supporting intended mechanism of action: Across patients analyzed, AlloNK plus rituximab resulted in non-quantifiable peripheral CD19+ B-cell levels by Day 13. These findings were confirmed using a high-sensitivity assay with 10- to 50-fold greater sensitivity than standard assays. Early reconstitution data demonstrated predominantly naïve and transitional B cells, consistent with immune reconstitution patterns observed with CD19-directed autologous CAR-T therapies.
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Established favorable safety and outpatient feasibility profile in autoimmune disease, leading to strong enrollment: As of the Oct. 1, 2025 data cutoff, 32 patients were treated with AlloNK plus rituximab across refractory RA, Sjögren’s disease, systemic lupus erythematosus (SLE), lupus nephritis and systemic sclerosis, entirely in the outpatient setting, with the majority treated in community rheumatology clinics. The regimen was well tolerated, with no reported cytokine release syndrome (CRS), immune effector cell-associated neurotoxicity syndrome (ICANS), graft-versus-host disease or hypogammaglobulinemia.
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Reported continued durability in Phase 1/2 oncology trial: Presented longer-term data from the completed Phase 1/2 trial of AlloNK plus rituximab in relapsed/refractory B-cell non-Hodgkin lymphoma demonstrating a 64% complete response rate and a median duration of response not yet reached, exceeding 19.4 months at data cutoff, in line with commercially approved auto-CAR-T results in a comparable patient population.

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Enhanced executive leadership to support late-stage development and capital strategy: Appointed Subhashis Banerjee, M.D. as chief medical officer and Thad Huston as chief financial officer, adding deep rheumatology development expertise, regulatory experience and global financial leadership as AlloNK advances toward potential registrational development.
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Strengthened board leadership with deep immunology and commercial expertise: Appointed Dan Baker, M.D. and Elaine Sorg to the board of directors, adding extensive experience in autoimmune drug development, regulatory strategy and large-scale immunology commercialization, including leadership roles supporting major therapies for rheumatoid arthritis and other immune-mediated diseases in multibillion dollar franchises.

Upcoming Milestones

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Initial clinical response data in refractory RA expected in the first half of 2026: Artiva expects to report initial clinical response data in at least 15 patients, most of whom are expected to have six or more months of follow-up.
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Planned FDA interaction in the first half of 2026 to discuss potential pivotal trial design in refractory RA: Subject to feedback and alignment with the FDA, AlloNK has the potential to become the first deep B-cell depleting therapy to initiate a pivotal trial in patients with refractory RA.

Full Year 2025 Financial Results

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Cash, Cash Equivalents and Investments. As of December 31, 2025, Artiva had cash, cash equivalents, and investments of $108.0 million, which is expected to fund operations into Q2 2027.
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License and Development Support Revenue. License and development support revenue was zero for the year ended December 31, 2025, compared to $0.3 million for the year ended December 31, 2024.
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Research and Development Expenses. Research and development expenses were $69.5 million for the year ended December 31, 2025, compared to $50.3 million for the year ended December 31, 2024.
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General and Administrative Expenses. General and administrative expenses were $20.3 million for the year ended December 31, 2025, compared to $17.2 million for the year ended December 31, 2024.
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Other Income, net. Other income, net, was $5.9 million for the year ended December 31, 2025, compared to other income, net, of $1.9 million for the year ended December 31, 2024.
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Net Loss. Net loss totaled $83.9 million for the year ended December 31, 2025, as compared to net loss of $65.4 million for the year ended December 31, 2024, with non-cash stock-based compensation expense of $6.8 million and $7.0 million for the years ended December 31, 2025 and 2024, respectively.

About Artiva Biotherapeutics

Artiva is a clinical-stage biotechnology company whose mission is to develop effective, safe and accessible cell therapies for patients with devastating autoimmune diseases and cancers. Artiva’s lead program, AlloNK® (also known as AB-101), is an allogeneic, off-the-shelf, non-genetically modified, cryopreserved NK cell therapy candidate designed to enhance the antibody-dependent cellular cytotoxicity effect of monoclonal antibodies to drive B-cell depletion. AlloNK is currently being evaluated in three ongoing clinical trials for the treatment of B-cell driven autoimmune diseases, including a company-sponsored basket trial across autoimmune diseases that includes rheumatoid arthritis and Sjögren’s disease and an investigator-initiated basket trial in B-cell driven autoimmune diseases. Artiva’s pipeline also includes CAR-NK candidates targeting both solid and hematologic cancers. Artiva was founded in 2019 as a spin out of GC Cell, formerly GC Lab Cell Corporation, a leading healthcare company in the Republic of Korea, pursuant to a strategic partnership granting Artiva exclusive worldwide rights (excluding Asia, Australia and New Zealand) to GC Cell’s NK cell manufacturing technology and programs.

Artiva is headquartered in San Diego, California. For more information, please visit www.artivabio.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Such forward-looking statements include, without limitation, statements regarding: expectations of Artiva Biotherapeutics, Inc. (the “Company”) regarding the potential benefits, accessibility, effectiveness and safety of AlloNK®; the Company’s ability to advance AlloNK® in autoimmune disease; the Company’s expectations regarding timing and availability of data from the Company’s clinical trials or the IIT; the Company’s future results of operations and financial position, including cash runway; and the Company’s presentation plans. These forward-looking statements are based on the beliefs of the management of the Company as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events and are subject to known and unknown risks and uncertainties. In light of these risks and uncertainties, the events or circumstances referred to in the forward-looking statements may not occur. These and other factors that may cause the Company’s actual results to differ from current expectations are discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this press release is given. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Artiva Biotherapeutics, Inc.

Condensed Balance Sheets

(Unaudited)

(in thousands)

	December 31, 2025	December 31, 2024
Assets
Cash, cash equivalents and investments	$108,008	$185,428
Property and equipment, net	6,618	6,370
Operating and financing lease right-of-use assets	10,737	14,055
Other assets	5,577	3,728
Total assets	$130,940	$209,581
Liabilities and stockholders' equity
Accounts payable and accrued expenses	$9,955	$8,513
Operating and financing lease liabilities	10,942	14,354
Other liabilities	73	73
Total liabilities	20,970	22,940
Stockholders' equity	109,970	186,641
Total liabilities and stockholders' equity	$130,940	$209,581

Artiva Biotherapeutics, Inc.

Condensed Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share data)

	Year Ended December 31,
	2025	2024
License and development support revenue	$-	$251
Operating expenses:
Research and development	69,540	50,328
General and administrative	20,270	17,205
Total operating expenses	89,810	67,533
Loss from operations	(89,810)	(67,282)
Other income, net:
Interest income	5,959	5,349
Change in fair value of SAFEs	—	(3,597)
Other (expense) income, net	(14)	157
Total other income, net	5,945	1,909
Net loss	$(83,865)	$(65,373)
Net loss per share, basic and diluted	$(3.43)	$(5.81)
Weighted-average common shares outstanding, basic and diluted	24,444,057	11,258,851
Comprehensive loss:
Net loss	$(83,865)	$(65,373)
Other comprehensive income (loss), net	232	(437)
Comprehensive loss	$(83,633)	$(65,810)

Contacts

Investors: Noopur Batsha Liffick, MPH, NBL LifeSci Advisory LLC, ir@artivabio.com

Media: Jessica Yingling, Ph.D., Little Dog Communications Inc., jessica@litldog.com

Source: Artiva Biotherapeutics, Inc.